Exhibit 4.76

English Translation of Chinese Language Document

Form of Sales Contract

Contract No.: Column A

Signing Place: Jiangning District, Nanjing
Signing Date: Column B

The Seller: China Sunergy (Nanjing) Co., Ltd.	The Buyer: CEEG (Shanghai) Solar Science & Technology Co., Ltd.
Address: No. 123, West Focheng Road, Economy and Technology Development Zone, Jiangning, Nanjing	Address: No. 68 West Gangde Road, Songjiang District, Shanghai
Contact person: Jianhua Zou	Contact person: Qiang Tao
Tel.: 025-52766701	Tel.: 021-57850711
Fax: 025-52766767	Fax: 021-57850374

Through amicable consultation and in accordance with the Contract Law of the People’s Republic of China, the parties hereof agreed to enter into the following contractual terms regarding purchase of the following goods for mutual compliance and performance:

1.	Goods summary

Column C

2.	Time and terms of payment
After the effectiveness of this contract, the Seller shall deliver to the Buyer the solar cells in installments with the quantity, specifications and types provided in this contract.  The Buyer shall remit the advance payment which accounts for 50% of total price of cells of each shipment into the account designated by the Seller within three days before the delivery of each shipment and then pick up the goods. As for the remaining 50% of each payment for goods, the Seller allows the Buyer to accumulate such amount to the credit facility of RMB 20 million granted to the Buyer (the credit facility of RMB 20 million is agreed in the contract numbered XS120080200).
A/C No. of Jiangning Sub-branch of China Merchants Bank: 078002380175610001

3.	Packing requirements: The goods shall be packed in carton boxes suitable for highway transportation so as to meet requirements for long-distance and long-time transportation.

4.	Place and term of delivery
4.1 Place of delivery: the Seller’s location.
4.2 The Buyer shall be responsible for the transportation and the corresponding insurance of the goods.  If the Buyer requires the Seller to handle the transportation affairs for it, it shall bear the costs and risks of the transportation and shall buy insurance by itself.
4.3 Delivery in installments allowed.  The Buyer shall remit the payment which accounts for 50% of such goods into the account designated by the Seller based on the actual delivery quantity and amount within three working days (three days for XS120090383) upon receiving the delivery notice marked with the specific power list issued by the Seller.

4.4 The Seller shall deliver all the goods of such shipment within 7 days upon receiving such 50% payment.
4.5 The Seller shall provide VAT invoices to the Buyer within 10 days after each delivery.

5.	Quality requirements and technical standards:
See Appendix I for the standard cells hereunder (shipment and transportation terms in Article 5.4 thereof are inapplicable).  Appendix I shall not apply to the off-specification cells hereunder.

6.
Quantity and quality objection: The Buyer shall complete quantity and quality inspection in accordance with the standard prescribed hereunder within seven days after picking up the goods. Any quantity and quality claims shall be issued by the Buyer in writing within three days of detection, and shall be inspected by a third party agreed upon by both parties, if necessary.  If the Buyer fails to raise a claim within ten days after picking up the goods, the Seller’s products shall be deemed as qualified.

7.	Transfer of Contractual Rights and Obligations
 Neither party may transfer all or part of the rights and obligations hereunder without written consent of the other party.

8.	Confidentiality
The parties hereto and their respective employees, agents, representatives and counsels shall treat the terms and conditions under this contract and any of its supplementary agreements as business secrets and shall not disclose the information to any third party without consent of the other party. Otherwise, the defaulting party shall compensate as much as twice of the direct or indirect losses to the other party.

9.	Force majeure
 If any party fails to perform the contract due to any force majeure event, the affected party shall notify the other party in writing within seven days upon the occurrence of such event, and shall present written evidence issued by the relevant authority within fifteen days upon the end of such event. The affected party could be partially or wholly exempted from the liabilities in the light of the impact caused by such force majeure event. Where an event of force majeure occurs after the party’s delay in performance, the defaulting party shall not be exempted from its liabilities.

10.	Integrity Assurance
It shall be deemed as damage to the other party’s interest if any party and its staff directly or indirectly give, in the name of the company or an individual, a gift of money, valuables, securities or provide an improper interest in other forms to any employee of the other party, or if any party and its staff carries out a transaction similar to this contract, in the name of the company or an individual, with any employee of the other party or any third person introduced by such employee. The damaging party shall compensate as much as twice of the direct or indirect losses incurred by the damaged party for such reason, and shall be liable for the liquidated damages of 20% of the amount of this contract per breach (up to RMB 1,000,000).
The integrity report method: Supervision Report Mailbox: JC@Chinasunergy.com, Report Phone Number: 86-25-5276 6726

11.	Dispute resolution
 Any and all disputes arising from the validity, performance or interpretation of this contract shall first be resolved by the parties through amicable consultation. In case no settlement can been reached through consultation, the disputes shall be governed by the people’s court of first instance with jurisdiction where the Buyer is located.  All related fees paid for litigation (including attorney fees, travel fees, evidence collection fees, notarization fees and litigation fees, etc) shall be borne by the losing party.

12.	Effective and miscellaneous
12.1 The contract shall take effect upon signature by both parties or seal by the special authorized agents. In case the contract text covers more than one page, seal on the perforation shall be affixed to such pages.
12.2 The contract is in duplicate, with each party holding one counterpart respectively. The two counterparts shall have the same legal effect. The parties hereof shall send the original contract to each other within three working days of the date hereof.
12.3 Any matters not mentioned herein shall be mutually negotiated between both parties and set forth in the supplemental agreements, which shall have the same legal effect as the contract.

The Seller: China Sunergy (Nanjing) Co., Ltd.	The Buyer: CEEG (Shanghai) Solar Science & Technology Co., Ltd.
Signature/seal: /s/	Signature/seal: /s/
Date:	Date:

	Column A	Column B	Column C
1	XS120090140	2009-04-07	See Table 1
2	XS120090170	2009-04-24	See Table 2
3	XS120090225	2009-06-02	See Table 3
4	XS120090283	2009-07-02	See Table 4
5	XS120090340	2009-08-06	See Table 5
6	XS120090383	2009-08-31	See Table 6

Table 1
Subject	Specification and parameter	Quantity (MW)	Unit price (RMB/W)	Amount (RMB)
solar cells, standard	Average conversion efficiency ≥16.50%	2 MW	11.5	Around 23,000,000
Total amount (in words): Around RMB twenty-three million
Remark: the price includes 17% valued-added tax (VAT).

As supplemented by the supplementary contract numbered XS120090140-1 dated April 9, 2009:

With the total quantity as specified in the original contract unchanged, the parties re-negotiate the price as below:
Subject	Scope of conversion efficiency	Unit price (RMB/W)
Monocrystalline 125 cells A, A2, A3	≥16.00%	11.5
Monocrystalline 125 cells A, A2, A3	13.50%-14.50%	10.5
Polycrystalline 156 cells A, A2, A3	≥14.00%	12
Monocrystalline 156 cells A, A2, A3	≥16.00%	12.5

Table 2

Subject	Specification	Specification and parameter	Quantity (MW)	Unit price (Yuan / W)	Total amount (RMB)
Solar cells (including A, A2, A3)	Monocrystalline 125	≥17.00%	3MW	11.5	Around 34,500,000
	Monocrystalline 125	≤16.75%		11
	Monocrystalline 156	≥16.00%		12.5
	Polycrystalline 156	≥16.00%		12.5
	Polycrystalline 156	≤15.75%		12
Total			3MW		Around 34,500,000
Total amount (in words):Around RMB thirty-four million five hundred thousand
Remarks: the price includes 17% valued-added tax (VAT).

As supplemented by the supplementary contract numbered XS120090170-1 dated May 27, 2009:

With the total quantity as specified in the original contract unchanged, the parties agreed to change the price of monocrystalline 125 cells from May 27, 2009 to May 31, 2009 as below:
Subject	Scope of conversion efficiency	Unit price (RMB/W)
Monocrystalline 125 cells A, A2, A3	≥16.75%	11.2

Table 3
Subject	Specification and parameter	Quantity (MW)	Unit price (RMB/W)	Amount (RMB)
Polycrystalline 156 cells A, A2, A3	≥15.00%	3 MW	11.5	Around 35,000,000
Monocrystalline 156 cells A, A2, A3	≥16.00%		12
In total		3 MW		Around 35,000,000
Total amount (in words): Around RMB thirty-five million
Remark: the price includes 17% valued-added tax (VAT).

Table 4
Subject	Specification	Specification and parameter	Quantity (MW)	Unit price (Yuan / W)	Total amount (RMB)
Solar cells (including A, A2, A3)	Monocrystalline 125	≥17.50%	2.5MW	10.8	Around 26,000,000
	Monocrystalline 125	17.00%-17.25%		10.4
	Monocrystalline 125	16.25%-16.75%		10
	Monocrystalline 125	14.50%-15.50%		9.5
	Monocrystalline 156	≥17.00%		11.5
	Polycrystalline 156	≥15.00%		11
Polycrystalline 156 cells B		≥14.00%		6.8
Total			2.5MW		Around 26,000,000
Total amount (in words):Around RMB twenty-six million
Remarks: the price includes 17% valued-added tax (VAT).

As supplemented by the supplementary contract numbered XS120090283-1 dated July 13, 2009:

With the total quantity and total amount as specified in the original contract unchanged, the parties agreed to add the supply of polycrystalline 156 cells A1:
Subject	Scope of conversion efficiency	Unit price (RMB/W)
Polycrystalline 156 cells A1	≥14.00%	6.8

Table 5
Subject	Specification	Specification and parameter	Quantity (MW)	Unit price	Total amount (RMB)
Solar cells A	Monocrystalline 125	≥17.50%	2.5MW	10.5 RMB/W	Around 26,000,000
	Monocrystalline 125	17.25%		10.4 RMB/W
	Monocrystalline 125	17.00%		10 RMB/W
	Monocrystalline 156	≥17.00%		10.8 RMB/W
	Polycrystalline 156	≥15.25%		10.8 RMB/W
Polycrystalline 156 cells B		≥14.50%		25 RMB/PC
Polycrystalline 156 cells A1		≥14.50%		25 RMB/PC
Total			2.5MW		Around 26,000,000
Total amount (in words):Around RMB twenty-six million
Remarks: the price includes 17% valued-added tax (VAT). The parties may renegotiate the price based on market by supplementary agreements every week.

As supplemented by the supplementary contract numbered XS120090340-1 dated August 19, 2009:

With the total quantity and total amount as specified in the original contract unchanged, the parties agreed to add the supply of polycrystalline 156 cells A:
Subject	Scope of conversion efficiency	Unit price (RMB/W)
Polycrystalline 156 cells A	14.75%	9
As further supplemented by the supplementary contract numbered XS120090340-2 dated August 26, 2009:
With the total quantity and total amount as specified in the original contract unchanged, the parties agreed to add the supply of monocrystalline 125 cells A:
Subject	Scope of conversion efficiency	Unit price (RMB/W)
Monocrystalline 125 cells A	16.75%	9.5

Table 6
Subject	Specification and parameter	Quantity (MW)	Unit price (RMB/W)	Amount (RMB)
Polycrystalline 156 cells A	15.25% - 15.75%	2 MW	10.4	Around 20,800,000
Total amount (in words): Around RMB twenty million eight hundred thousand
Remark: the price includes 17% valued-added tax (VAT).